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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                         AURORA BIOSCIENCES CORPORATION


      AURORA BIOSCIENCES CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: The name of the Corporation is Aurora Biosciences Corporation.

      SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is January 22, 1996.

      THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

            The first paragraph of Article IV A. shall be amended to add two sentences thereto, such sentences to read as follows:

      "Effective at the time of filing with the Secretary of State of the State of Delaware of this Certificate of Amendment of Restated Certificate of Incorporation (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be subdivided and converted into eight-tenths (.8) of one share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares will be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the fair market value per share as of the Effective Time as determined in good faith by the Board of Directors."

      FOURTH: Thereafter, pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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      IN WITNESS WHEREOF, Aurora Biosciences Corporation has caused this
Certificate of 25th Amendment to be signed by its President and attested to by its Secretary this 25th day of April, 1997.

                                       AURORA BIOSCIENCES
CORPORATION

                                       By:  /s/ Timothy J. Rink
                                            ------------------------------
                                            Timothy J. Rink, President

ATTEST:

/s/ Deborah J. Tower
-----------------------------
Deborah J. Tower, Secretary









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